Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results
for the Second Quarter 2019
Acquires 233 Restaurants in Quarter as Part of Expansion Strategy
Board of Directors Authorizes $25 Million Stock Repurchase Program

SYRACUSE, N.Y. – (BUSINESS WIRE) – August 8, 2019 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today reported financial results for the second quarter ended June 30, 2019. Carrols also announced that its Board of Directors has authorized a stock repurchase program under which the Company may repurchase up to $25 million of its outstanding common stock and that it has revised its annual guidance.

Carrols owned and operated 1,023 Burger King® restaurants and 58 Popeyes® restaurants in 23 states on June 30, 2019. On April 30, 2019, the Company completed its merger with Cambridge Franchise Holdings, LLC (“Cambridge”) which resulted in Carrols acquiring 165 additional Burger King® and 55 Popeyes® restaurants in 10 Southeastern states. On June 11, 2019, the Company completed the acquisition of 13 Burger King® restaurants in the Baltimore, Maryland market.

Highlights for the Second Quarter of 2019 versus the Second Quarter of 2018 Include:

•	Restaurant sales increased 21.6% to $368.6 million (including $50.7 million in restaurant sales from Cambridge) from $303.0 million in the prior year quarter;

•	Comparable restaurant sales increased 0.1% compared to a 5.0% increase in the prior year quarter;

•	Adjusted EBITDA(1) was $23.8 million compared to $32.8 million in the prior year quarter;

•
Net loss was $3.7 million, or $0.09 per diluted share (which included a $7.4 million loss on extinguishment of debt), compared to net income of $7.8 million, or $0.17 per diluted share, in the prior year quarter; and

•	Adjusted net income(1) was $4.3 million, or $0.07 per diluted share, compared to adjusted net income of $10.0 million, or $0.22 per diluted share, in the prior year quarter.

(1)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “Comparable restaurant sales during the second quarter of 2019 rose 0.1% as we lapped a very strong 5.0% increase during the prior year period. Looking ahead, we are confident that the Burger King marketing calendar, including the Impossible™ Whopper® launch this week and more effective promotions, can generate stronger sales performance and better restaurant-level margins through the remainder of the year.”

Accordino continued, “Restaurant-level profitability and Adjusted EBITDA during the second quarter were challenged by a number of factors, specifically higher commodity costs, labor cost pressures, and less effective promotions compared to the year-ago period. In addition, as we are early in our integration of the Cambridge merger, our results do not yet reflect any of the gains in sales and efficiencies that we expect to achieve once the integration is complete. Based on our experience and track record, we are confident that we can improve the sales and overall financial performance of the Cambridge restaurants over time as we assimilate them into our platform and implement our financial and operating systems.”

Accordino added, “While we are disappointed with our 2019 first half performance, we do not believe that these short-term results reflect a shift in the fundamentals of our business model. With two world-class brands, a supportive franchisor partner, an experienced management team, and growth opportunities across multiple attractive markets, we believe we are positioned to deliver strong growth and value creation to our investors for years to come. Also, given the flexibility provided by our recently reset capital structure, we believe this is an opportune time to pursue additional acquisitions within both the Burger King® and Popeyes® systems, and build an even stronger foundation to drive our growth going forward.”

Accordino concluded, “Our capital allocation strategy will continue to favor investments that enhance our EBITDA and earnings growth, particularly acquisitions and new restaurant development, which we believe will generate attractive long-term returns for our investors. Today’s announcement of our $25 million share repurchase program reflects the Board’s continued confidence in our strategy and value creation potential, and provides us with the flexibility to opportunistically reinvest in ourselves at attractive rates of return.”

Second Quarter 2019 Financial Results

Restaurant sales increased 21.6% to $368.6 million in the second quarter of 2019, including $50.7 million in restaurant sales from Cambridge, compared to $303.0 million in the second quarter of 2018. Comparable restaurant sales (which excludes recently acquired restaurants) increased 0.1%, consisting of an average check increase of 0.4%, which included 0.9% of pricing, offset by an average customer traffic decrease of 0.3%.

Restaurant-level EBITDA(1) (excluding restaurant-level integration costs) was $41.0 million in the second quarter of 2019 compared to $47.4 million in the prior year period. Restaurant-Level EBITDA margin was 11.1% of restaurant sales and decreased 450 basis points from the second quarter of 2018 primarily reflecting higher commodity costs, increased restaurant wage costs, as well the impact of the lower margin Cambridge restaurants.

General and administrative expenses were $20.6 million in the second quarter of 2019, including $1.4 million in acquisition costs and $0.8 million in Cambridge integration costs, compared to $16.0 million in the prior year period. Excluding acquisition and integration costs, general and administrative expenses declined to 5.0%, as a percentage of restaurant sales, compared to 5.3% in the prior year period.

Adjusted EBITDA(1) was $23.8 million in the second quarter of 2019 compared to $32.8 million in the second quarter of 2018. Adjusted EBITDA margin decreased 436 basis points to 6.5% of restaurant sales.

Income from operations was $2.1 million in the second quarter of 2019 compared to $13.8 million in the prior year period.

Interest expense increased to $6.9 million in the second quarter of 2019 from $5.9 million in the second quarter of 2018, reflecting higher indebtedness. Cash balances totaled $3.4 million at the end of the second quarter of 2019.

Net loss was $3.7 million in the second quarter of 2019, or $0.09 per diluted share, compared to net income of $7.8 million, or $0.17 per diluted share, in the prior year period. Net loss in the second quarter of 2019 included a $7.4 million loss on extinguishment of debt due to the 2019 refinancing and write-off of previously deferred financing costs, $0.4 million of impairment and other lease charges, $1.4 million of acquisition expenses and

$1.2 million of integration expenses. Net income in the second quarter of 2018 included $2.9 million of impairment and other lease charges and $0.1 million of acquisition expenses.

Adjusted net income(1) was $4.3 million, or $0.07 per diluted share, compared to adjusted net income of $10.0 million, or $0.22 per diluted share, in the prior year quarter.

Stock Repurchase Program

The Board of Directors has approved a stock repurchase program under which the Company may purchase up to $25 million of its outstanding common stock. The authorization is effective immediately, and will expire in 24 months, unless terminated earlier by the Board of Directors. Purchases under the program may be made from time to time in open market transactions at prevailing market prices or in privately negotiated transactions (including, without limitation, the use of Rule 10b5-1 plans) in compliance with applicable federal securities laws, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

The Company has no obligation to repurchase stock under this program, and the timing, actual number and value of shares purchased will depend on the Company’s stock price, trading volume, general market and economic conditions, and other factors.

Revisions to Full Year 2019 Outlook

Carrols is revising its annual guidance to reflect the following. These estimates exclude any other potential acquisitions that the Company may complete in 2019:

•
Total restaurant sales are expected to be $1.44 billion to $1.47 billion, including approximately $200 million of restaurant sales from Cambridge for approximately eight months in 2019 (previously $1.45 billion to $1.48 billion);

•	Comparable restaurant sales growth of 2.0% to 3.0% (previously 2.0% to 3.5%);

•	Commodity costs are expected to increase 3% to 4% with beef costs increasing 7% to 9% (previously 2% to 3% with beef costs increasing 5% to 6%);

•
General and administrative expenses are expected to be $68 million to $72 million, excluding stock compensation expense and acquisition or integration costs. The Company expects to fully integrate the Cambridge corporate functions by the end of the year;

•
Adjusted EBITDA is expected to be $100 million to $105 million, including $10 million to $12 million in contributions from Cambridge for approximately eight months in 2019 (previously $114 million to $121 million);

•
Capital expenditures are expected to be $120 million to $130 million, including $50 million to $60 million for construction of 20 to 25 new Burger King® and 5 to 7 new Popeyes® restaurants, and $35 million to $40 million for remodels and upgrades;

•	Proceeds from sale/leasebacks are expected to be approximately $15 million to $25 million;

•	The Company expects to close up to 15 Burger King® restaurants, of which 10 have already closed through the second quarter of 2019.
Carrols has not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because the Company does not provide guidance for net income or for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of Carrols’ control or cannot be reasonably predicted.

Conference Call Today

Daniel T. Accordino, Chairman and Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss second quarter 2019 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 323-794-2423. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the passcode is 9658703. The replay will be available until Thursday, August 15, 2019. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is one of largest restaurant franchisees in the United States, and currently operates a total of 1,084 restaurants. It is the largest BURGER KING® franchisee in the United States currently operating 1,024 BURGER KING® restaurants and also operates 60 POPEYES® restaurants. It has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Restaurant sales	$368,559	$303,050	$659,348	$574,636
Costs and expenses:
Cost of sales	109,157	81,917	191,732	154,922
Restaurant wages and related expenses	121,140	96,954	221,332	188,098
Restaurant rent expense	26,690	19,879	48,606	39,853
Other restaurant operating expenses	56,308	44,589	101,913	87,428
Advertising expense	14,677	12,356	26,549	23,621
General and administrative expenses (b) (c)	20,620	16,020	40,344	32,156
Depreciation and amortization	17,121	14,621	32,413	28,871
Impairment and other lease charges	367	2,881	1,277	3,190
Other expense (income), net (d)	376	—	(1,753)	—
Total costs and expenses	366,456	289,217	662,413	558,139
Income (loss) from operations	2,103	13,833	(3,065)	16,497
Interest expense	6,900	5,917	12,847	11,843
Loss on extinguishment of debt	7,443	—	7,443	—
Gain on bargain purchase	—	(208)	—	(230)
Income (loss) before income taxes	(12,240)	8,124	(23,355)	4,884
Provision (benefit) for income taxes	(8,508)	336	(8,154)	198
Net income (loss)	$(3,732)	$7,788	$(15,201)	$4,686

Basic and diluted net income (loss) per share (e)(f)	$(0.09)	$0.17	$(0.39)	$0.10
Basic weighted average common shares outstanding	41,051	35,720	38,548	35,693
Diluted weighted average common shares outstanding	41,051	45,201	38,548	45,235

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six months ended June 30, 2019 and July 1, 2018 each included thirteen and twenty-six weeks, respectively.

(b)
General and administrative expenses include acquisition costs of $1.4 million and $0.1 million for the three months ended June 30, 2019 and July 1, 2018 respectively and $4.0 million and $0.2 million for the six months ended June 30, 2019 and July 1, 2018, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $1.3 million and $1.4 million for the three months ended June 30, 2019 and July 1, 2018 respectively and $2.8 million and $3.0 million for the six months ended June 30, 2019 and July 1, 2018, respectively.

(d)
Other expense, net, for the three months ended June 30, 2019 included a loss on disposal of assets of $0.5 million and a gain on a sale-leaseback transaction of $0.1 million. Other income, net, for the six months ended June 30, 2019, included, among other things, a $1.9 million gain related to a settlement with Burger King Corporation for the approval of new restaurant development by other franchisees which unfavorably impacted our restaurants.

(e)
Basic net income (loss) per share was computed excluding loss attributable to preferred stock and non-vested restricted shares unless the effect would have been anti-dilutive for the periods presented.

(f)
Diluted net income (loss) per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended (a)
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018

Revenues:
Burger King	$353,714	$303,050	$644,503	$574,636
Popeyes	11,960	—	11,960	—
Other	2,885	—	2,885	—
Total revenues	$368,559	$303,050	$659,348	$574,636
Change in Comparable Restaurant Sales (a)	0.1%	5.0%	1.2%	5.6%

Average Weekly Sales per Restaurant (b)	$28,137	$28,996	$26,766	$27,490

Restaurant-Level EBITDA (c)	$40,993	$47,355	$69,622	$80,714
Restaurant-Level EBITDA margin (c)	11.1%	15.6%	10.6%	14.0%

Adjusted EBITDA (c)	$23,822	$32,809	$36,909	$51,722
Adjusted EBITDA margin (c)	6.5%	10.8%	5.6%	9.0%

Adjusted net income (loss) (c)	$4,337	$9,970	$(6,054)	$7,178
Adjusted diluted net income (loss) per share (c)	$0.07	$0.22	$(0.16)	$0.16

Number of Burger King restaurants:
Restaurants at beginning of period	845	807	849	807
New restaurants (including offsets)	4	2	6	4
Restaurants acquired	178	—	178	1
Restaurants closed (including offsets)	(4)	(2)	(10)	(5)
Restaurants at end of period	1,023	807	1,023	807
Average Number of Restaurants:	954.7	804.0	899.0	804.0

Number of Popeyes restaurants:
Restaurants at beginning of period	—	—	—	—
Restaurants acquired	55	—	55	—
New restaurants	3	—	3	—
Restaurants at end of period	58	—	58	—
Average Number of Restaurants:	56.0	—	56.0	—

	At 6/30/19	At 12/30/2018
Long-term debt and finance lease liabilities (d)	$454,854	$280,144
Cash and cash equivalents	3,412	4,014

(a)
Restaurants are generally included in comparable restaurant sales after they have been operated by us for 12 months. The calculation of changes in comparable restaurant sales is based on the comparable 13-week or 26-week period.

(b)	Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week or 26-week period by the average number of restaurants operating during such period.

(c)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net income (loss) are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted net income (loss), and to the Company's reconciliation of income (loss) from operations to Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted diluted net income (loss) per share is calculated based on Adjusted net income (loss) and reflects the dilutive impact of shares, where applicable, based on Adjusted net income (loss).

(d)
Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs) at June 30, 2019 included $425,000 of the Company's Term Loan B under our senior credit facility, $25,000 of outstanding revolving borrowings under the Company's senior credit facility, $1,200 of lease financing obligations and $3,654 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs) at December 30, 2018 included $275,000 of the Company's 8% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $3,941 of finance lease liabilities.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income (loss)	$(3,732)	$7,788	$(15,201)	$4,686
Provision (benefit) for income taxes	(8,508)	336	(8,154)	198
Interest expense	6,900	5,917	12,847	11,843
Depreciation and amortization	17,121	14,621	32,413	28,871
EBITDA	11,781	28,662	21,905	45,598
Impairment and other lease charges	367	2,881	1,277	3,190
Acquisition costs (b)	1,366	89	4,022	194
Integration costs (c)	1,207	—	1,207	—
Other expense (income), net (d)	376	—	(1,753)	—
Gain on bargain purchase	—	(208)	—	(230)
Stock-based compensation expense	1,282	1,385	2,808	2,970
Loss on extinguishment of debt	7,443	—	7,443	—
Adjusted EBITDA	$23,822	$32,809	$36,909	$51,722

Reconciliation of Restaurant-Level EBITDA: (a)
Income (loss) from operations	$2,103	$13,833	$(3,065)	$16,497
Add:
General and administrative expenses	20,620	16,020	40,344	32,156
Integration costs (c)	406	—	406	—
Depreciation and amortization	17,121	14,621	32,413	28,871
Impairment and other lease charges	367	2,881	1,277	3,190
Other expense (income), net (d)	376	—	(1,753)	—
Restaurant-Level EBITDA	$40,993	$47,355	$69,622	$80,714

Reconciliation of Adjusted net income (loss): (a)
Net income (loss)	$(3,732)	$7,788	$(15,201)	$4,686
Add:
Loss on extinguishment of debt	7,443	—	7,443	—
Impairment and other lease charges	367	2,881	1,277	3,190
Acquisition costs (b)	1,366	89	4,022	194
Integration costs (c)	1,207	—	1,207	—
Other expense (income), net (d)	376	—	(1,753)	—
Gain on bargain purchase	—	(208)	—	(230)
Income tax effect on above adjustments (e)	(2,690)	(580)	(3,049)	(662)
Adjusted net income (loss)	$4,337	$9,970	$(6,054)	$7,178

Adjusted diluted net income (loss) per share	$0.07	$0.22	$(0.16)	$0.16
Adjusted diluted weighted average common shares outstanding (f)	58,208	45,201	38,548	45,235

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) which are non-GAAP financial measures. EBITDA represents net income (loss) before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, integration costs, stock-based compensation expense, and other non-recurring income or expense. Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude general and administrative expenses, integration costs, depreciation and amortization, impairment and other lease charges and other non-recurring income or expense. Adjusted net income (loss) represents net income (loss) as adjusted to exclude impairment and other lease charges, acquisition costs, integration costs, gain on bargain purchase, and other non-recurring income or expense.

We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) because we believe that they provide a more meaningful comparison than EBITDA and net income (loss) of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses, integration costs, and other expense, all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss), when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA, Adjusted EBITDA and Adjusted net income (loss) and between income (loss) from operations and Restaurant-Level EBITDA.

(b)
Acquisition costs for the three and six months ended June 30, 2019 mostly include legal and professional fees incurred in connection with the acquisition of 165 Burger King and 55 Popeyes restaurants from Cambridge Franchise Holdings, LLC, which were included in general and administrative expense.

(c)
Integration costs for the three and six months ended June 30, 2019 includes $1.2 million for certain professional fees, corporate payroll, and other costs related to the integration of the Cambridge merger and $0.4 million of one-time repairs and maintenance costs which are included in Restaurant-Level EBITDA.

(d)
Other expense, net for the three months ended June 30, 2019 included a loss on disposal of assets of $0.5 million and a gain on a sale-leaseback transaction of $0.1 million. Other income, net for the six months ended June 30, 2019 included a $1.9 million gain related to a settlement with Burger King Corporation for the approval of new restaurant development by other franchisees which unfavorably impacted our restaurants, a gain on two sale-leaseback transactions of $0.1 million, and a gain related to an insurance recovery from a fire at one of our restaurants in the prior year of $0.1 million.

(e)
The income tax effect related to the adjustments for impairment and other lease charges, gain on bargain purchase, acquisition costs, and other non-recurring expense (income) during the periods presented was calculated using an effective income tax rate of 25% for the three and six months ended June 30, 2019 and 21% for the three and six months ended July 1, 2018, respectively.

(f)
For the three months ended June 30, 2019, approximately 17.2 million shares issuable upon conversion of preferred stock and non-vested shares were included in the computation of adjusted diluted net income per share.